UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 001-31328
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PACIFIC RIM MINING CORP.
(Exact name of registrant as specified in its charter)
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Suite #1050 – 625 Howe Street
Vancouver, B.C. V6C 2T6 Canada
(604) 689-1976
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, No Par Value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) Rule 12g-4(a)(2) Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 15d-6	☒ ☐ ☒ ☐ ☐

Approximate number of holders of record as of the certification or notice date:
One

Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Rim Mining Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 2, 2013                                                                       By:       /s/ Barbara Henderson
Name:  Barbara Henderson
Title:    VP Investor Relations and Corporate Secretary